Exhibit 10.1

SHARE PURCHASE AGREEMENT

AQUABOUNTY TECHNOLOGIES, INC.

and

KELLY COVE SALMON LTD.

February 27, 2025

Exhibit 10.1

Exhibit 10.1

Exhibit "A"–Form of IP Assignment
Exhibit "B"–Cooke Facility Use Liabilities
Exhibit "C"–Form of Trademark Licence

DISCLOSURE SCHEDULES:

Delivered contemporaneously with this Agreement

Exhibit 10.1

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT dated as of February 27, 2025 (the "Effective Date"), is entered into between AquaBounty Technologies, Inc., a Delaware corporation ("Vendor") and Kelly Cove Salmon Ltd., a New Brunswick corporation ("Purchaser").

WHEREAS, Vendor owns all the issued and outstanding shares (the "Shares") in the capital of Aqua Bounty Canada Inc., a Newfoundland and Labrador corporation (the "Corporation");

AND WHEREAS, Vendor wishes to sell to Purchaser, and Purchaser wishes to purchase from Vendor, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
Definitions and Interpretation

1.1Defined Terms

In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

(a)"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of assessment, notice of reassessment, proceeding, litigation, summons, subpoena or investigation of any nature, civil, criminal, administrative, investigative, regulatory or otherwise, whether at law or in equity, including an indigenous land claim.

(b)"Affiliates" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by such Person, or is under the common Control of, a third Person.

(c)"Agreement" means this share purchase agreement and all Disclosure Schedules and Exhibits attached hereto, in each case as they may be supplemented or amended from time to time.

(d)"Annual Financial Statements" has the meaning set forth in Section 3.4.

(e)"Applicable Law" means, collectively, all applicable (a) federal, provincial, municipal or other laws, decrees, ordinances, instruments, codes, constitutions, treaties, orders-in-council, by-laws, codes, rules, regulations and statutes; (b) legally enforceable orders, rulings, decisions, codes, judgments, injunctions, directives, awards and writs of any Governmental Authority; (c) policies, practices, standards, guidelines, notices and industry protocols to the extent that they have the force of law; (d) rulings, conditions and requirements of any Permit or Consent issued by a Governmental Authority; and (e) requirements under or prescribed by applicable common law or equity.

(f)"Assessment" has the meaning set forth in Section 5.9(e).

(g)"Assets" means all the assets, real and personal, tangible and intangible of the Corporation.

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(h)"Basket" has the meaning set forth in Section 7.4(a).

(i)"Benefit Plan" means all employee benefit plans, agreements, programs, policies, practices, material undertakings and arrangements (whether oral or written, formal or informal, funded or unfunded) maintained for, available to or otherwise relating to any employees or former employees of the Corporation or any spouses, dependents or survivors of any employee or former employee of the Corporation, or in respect of which the Corporation is a party to or bound by or is obligated to contribute or in any way liable, whether or not insured or whether or not subject to any Applicable Law, including bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance and termination pay, hospitalization, health and other medical benefits including medical or dental treatment or expenses, life and other insurance including accident insurance, vision, legal, long-term and short-term disability, salary continuation, vacation, supplemental unemployment benefits, education assistance, equity or equity-based compensation, change of control benefits, profit-sharing, mortgage assistance, employee loan, employee assistance and pension, retirement and supplemental retirement plans (including any defined benefit, defined contribution or shared risk Pension Plan and any group registered retirement savings plan), and supplemental pension, except that the term "Benefit Plan" shall not include any statutory plans with which the Corporation is required to comply, including the Canada Pension Plan, the Quebec Pension Plan and plans administered under applicable provincial health tax, workers’ compensation, workplace health and safety and employment insurance legislation.

(j)"Books and Records" means all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, operating records, inspection reports, supplier lists, personnel files or employment records, research and development files, records and data that relate to the Business or the Assets and Liabilities of the Corporation.

(k)"Business" means the aquaculture business carried on by the Corporation.

(l)"Business Day" means any day other than Saturday, Sunday, any statutory holiday in the Province of New Brunswick, or any day on which banking institutions in Saint John, New Brunswick are not open for business.

(m)"Cap" has the meaning set forth in Section 7.4(a).

(n)"Closing" means the completion of the Transactions.

(o)"Closing Amount" has the meaning set forth in Section 2.2.

(p)"Closing Current Liabilities" means all Current Liabilities of the Corporation determined as of the Closing Time; provided that all Liabilities of the Corporation under the Cooke Note and the Cooke Facility Use Liabilities shall be excluded from Closing Current Liabilities.

(q)"Closing Date" means either:

(i)the first Business Day when both of the following are true: (A) such Business Day is not less than two (2) Business Days after the date on which all of the conditions to Closing set forth in Article 6 have been satisfied or waived (other than conditions that, by their nature, are to be satisfied at the Closing); and (B) on such Business

Exhibit 10.1

Day, all of the conditions to Closing set forth in Article 6 have been satisfied or waived; or

(ii)such other date as Vendor and Purchaser may mutually agree upon in writing.

(r)"Closing Date Tax Year" has the meaning set forth in Section 5.9(b).

(s)"Closing Indebtedness" means all Indebtedness of the Corporation determined as of the Closing Time; provided that all Liabilities of the Corporation under the Cooke Note shall be excluded from Closing Indebtedness.

(t)"Closing Statement" has the meaning set forth in Section 2.4(a).

(u)"Closing Time" means 12:01 a.m. on the Closing Date.

(v)"Collective Agreement" has the meaning set forth in Section 3.17(b).

(w)"Commercially Reasonable Efforts" means, as further expanded, limited, clarified or otherwise modified by any specific provision of this Agreement, efforts which are designed to enable a Party to satisfy a condition to, or otherwise assist in the consummation of, the Transactions and which do not require the performing Party to expend any funds or assume Liabilities other than expenditures and Liabilities which are reasonable in nature and amount in the context of the Transactions or, where applicable, usual commercial practice.

(x)"Consent" means the consent, approval, authorization or waiver of any Person.

(y)"Contracts" means all legally binding contracts, leases, mortgages, licences, sub-licenses, instruments, notes, commitments, undertakings, indentures and other agreements (whether written or oral).

(z)"Control" means: (i) when applied to the relationship between a Person and a corporation, the beneficial ownership by such Person at the relevant time of shares of such corporation carrying more than 50% or more of the voting rights ordinarily exercisable at meetings of shareholders of such corporation; (ii) when applied to the relationship between a Person and a partnership (other than a limited partnership) or joint venture, the beneficial ownership by such Person at the relevant time of more than 50% or more of the voting interests of the partnership or joint venture; or (iii) when applied to the relationship between a Person and a limited partnership, the beneficial ownership by such Person at the relevant time of shares of the general partner or general partners of such limited partnership carrying more than 50% or more of the voting rights ordinarily exercisable at meetings of shareholders of such general partner or general partners. The term "Controlled by" has a corresponding meaning; provided that a Person who Controls a corporation, partnership, limited partnership or joint venture (for the purposes of this definition, the "second mentioned Person") shall be deemed to Control a corporation, partnership, limited partnership or joint venture which is Controlled by the second mentioned Person and so on.

(aa)“Cooke Facility Use Liabilities” means all charges, costs, impositions, expenses or outlays of every nature and kind which are the responsibility of Purchaser pursuant to the Occupation and Use Agreement between the Corporation and Purchaser effective January 13, 2025, a list of which are detailed in Exhibit “B” as of February 19, 2025 but which are subject to change prior to the Closing Date;

Exhibit 10.1

(bb)"Cooke Note" means that certain promissory note dated as of December 20, 2024 made by the Corporation in favour of Cooke Aquaculture Inc., an Affiliate of Purchaser, as amended.

(cc)"Corporate IP" has the meaning set forth in Section 3.11(a).

(dd)"Corporate Registered IP" has the meaning set forth in Section 3.11(c).

(ee)"Corporation" has the meaning set forth in the recitals.

(ff)"Current Liabilities" means the current liabilities of the Corporation as defined by and determined in accordance with GAAP, including accounts payable, accrued taxes and accrued expenses, but excluding:

(i)deferred tax liabilities; and

(ii)the current portion of long-term debt, determined in accordance with GAAP, consistently applied.

(gg)"Disclosure Schedules" means the disclosure schedules provided by Vendor to Purchaser dated as of the Effective Date.

(hh)"Disputed Amounts" has the meaning set forth in Section 2.4(e).

(ii)"Effective Date" has the meaning set forth in the preamble.

(jj)"Encumbrance" means any security interest, lien, charge, pledge, mortgage, adverse claim, conditional and instalment sale agreement, title retention agreement, activity and use limitation, conservation easement, deed restriction, easement, right of first refusal, option to purchase, option to lease, certificate of pending litigation or encumbrance of any kind.

(kk)"Enforceability Exceptions" means: (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar Applicable Laws in effect relating to or affecting creditors’ rights or remedies generally; (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceedings may be brought; and (iii) the time-barring of claims under the Statute of Limitations (Prince Edward Island) and similar legislation in any other applicable jurisdiction.

(ll)"Environment" means the air, surface water, ground water, body of water, any land (including surface land and sub-surface strata), soil or underground space, all living organisms (including humans) and the interacting natural systems that include components of the air, land, water, and inorganic matters and living organisms, and the environment or natural environment as defined in any Environmental Law, and "Environmental" shall have a corresponding meaning.

(mm)"Environmental Laws" means all Applicable Laws and any Permits, in each case relating to the Environment, the Release and/or threatened Release of Hazardous Substances into the Environment, and/or the manufacture, generation, processing, distribution, use, treatment, storage, management, transport, export, import, disposal and/or handling of Hazardous Substances, including, but not limited to, the Impact Assessment Act (Canada), the Canadian Environmental Protection Act, 1999 (Canada), the Fisheries Act

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(Canada), the Pest Control Products Act (Canada), the Transportation of Dangerous Goods Act, 1992 (Canada), the Clean Air Act (Prince Edward Island), the Environmental Protection Act (Prince Edward Island), the Water Act (Prince Edward Island), and the Dangerous Good Transportation Act (Prince Edward Island), and the respective regulations thereunder and any municipal noise or sewer use by-law.

(nn)"Excess Amount" has the meaning set forth in Section 2.3(b).

(oo)"Exhibits" means the exhibits attached to this Agreement, if any.

(pp)"Farms Shares” means all of the issued and outstanding shares of AquaBounty Farms, Inc. owned by Vendor;

(qq)"Filing" means any registration, declaration, notice, application, petition, certification or filing with any Governmental Authority.

(rr)"Financial Statements" has the meaning set forth in Section 3.4.

(ss)"Fraud" means an actual and intentional misrepresentation of a fact with the express intention that the Person to whom such misrepresentation was made would rely thereon.

(tt)"Fundamental Representations" means the representations and warranties of Vendor set forth in Sections 3.1, 3.2, 3.3, 3.8, 3.18, 3.20, 3.21 and 3.22.

(uu)"GAAP"  means generally accepted accounting principles as in effect in the United States of America at the relevant time, consistently applied.

(vv)"Governing Documents" means, with respect to any Person: (i) if a company or corporation, those instruments that, among other things (A) define its existence, as filed or recorded with the applicable Governmental Authority, including such company’s or corporation's certificate and articles of incorporation, amalgamation, continuance, arrangement, reorganization or revival (as the case may be), memorandum of association or articles of association, and (B) otherwise govern its internal affairs, including any by-laws; (ii) if a partnership, the partnership agreement and any declaration or statement of partnership required to be filed with any Governmental Authority in order to form the partnership or maintain the limited liability of any partners; (iii) if a limited liability company, the articles of organization and operating agreement; (iv) if a trust, the trust deed and declaration of trust; (v) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (vi) all shareholders’ or equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of such Person or relating to the rights, duties and obligations of such Person’s equity holders; and (vii) any amendment or supplement to any of the foregoing.

(ww)"Governmental Authority" means: (i) any court, tribunal, judicial body or arbitral body or arbitrator; (ii) any domestic or foreign government or supranational body or authority whether multinational, national, federal, provincial, territorial, state, municipal or local exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and any governmental agency, governmental authority, governmental body, governmental bureau, governmental department, governmental tribunal or governmental commission of any kind whatsoever; (iii) any subdivision or authority of any of the foregoing; and (iv) any quasi-governmental or private

Exhibit 10.1

body or public body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of the foregoing.

(xx)"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination, award, decision, sanction, settlement, directive or ruling entered by or with any Governmental Authority.

(yy)"Hazardous Substances" means, collectively, petroleum, any petroleum product, any radioactive material (including radon gas), nuclear substance, explosive or flammable materials, asbestos in any form, urea-formaldehyde foam insulation, and polychlorinated biphenyls, any pollutant, contaminant, waste, hazardous material, hazardous waste, toxic substance, dangerous substance, dangerous good, restricted hazardous waste, toxic substance or a source of contamination, as defined, identified or regulated in any Environmental Law.

(zz)"HST" means all taxes levied under the HST Act.

(aaa)"HST Act" means Part IX of the Excise Tax Act (Canada).

(bbb)"Indebtedness" with respect to a Person and as of a specific date, means without duplication, the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (including breakage costs, penalties and fees), if any, unpaid fees or expenses and other monetary obligations as of such time in respect of (i) all indebtedness of such Person for borrowed money (including overdraft facilities), whether short term or long term (including the outstanding principal amount of, accrued and unpaid interest on, and other Liabilities or other obligations of such Person (including any prepayment premiums, breakage or make-whole fees, expenses or penalties related thereto, and any other fees and expenses required to be paid upon repayment thereof and payable as a result of the consummation of the Transactions) related thereto) or incurred in substitution or exchange for indebtedness for borrowed money, (ii) all obligations for the deferred or unpaid purchase price of property or services, including earn-outs and other contingent obligations in connection with any acquisitions or similar transactions or consignment or similar arrangements, (iii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument or commercial paper (including a purchase money obligation), (iv) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit, bankers’ acceptance, surety bond, performance bond or other instrument, (v) all indebtedness of others guaranteed, directly or indirectly, by such Person or as to which such Person has an obligation (contingent or otherwise) that is substantially the economic equivalent of a guarantee, (vi) all obligations of such Person under financing or capital leases, leases reflected or recorded as a liability on a balance sheet or statement of financial position, conditional sales contracts and other similar title retention instruments, (vii) all indebtedness of others secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or assets of such Person (whether or not such obligation is assumed by such Person), (viii) the aggregate net liability pursuant to any hedging agreements or derivative instruments, including any interest rate or currency swaps, caps, collars, options, futures or purchase or repurchase obligations, or other similar derivative instruments, and (ix) any underfunded Liabilities in respect of Pension Plans or post-employment benefit obligations.

(ccc)"Independent Accountant" has the meaning set forth in Section 2.4(e).

Exhibit 10.1

(ddd)"Indemnified Party" has the meaning set forth in Section 7.5.

(eee)"Indemnifying Party" has the meaning set forth in Section 7.5.

(fff)"Insurance Policies" has the meaning set forth in Section 3.12(a).

(ggg)"Intellectual Property"  means all intangible or intellectual property of any kind, including: patents and patent applications, trademarks and trademark applications, trade names, certification marks, domain names, social media accounts, copyrights, computer software, information technology, integrated circuit topographies, inventions, works, goodwill, designs, ideas, formulae, calculations, processes, procedures, trade secrets, know-how, industrial designs and plans, engineering designs and plans, blueprints and as built plans and specifications, research and development information, data, operating, safety and maintenance manuals, documentation of procedures and processes, training, instruction and maintenance manuals, maintenance information and service records, warranty records, copies of design, user and maintenance documentation and bug lists and copies on any medium of any computer system comprising any combination of hardware, software, firmware, middleware, software libraries, software tools, in either object or object and source code format, and the design, technical and user documentation relating thereto, and other similar property, and all registration and applications for registrations of the foregoing.

(hhh)"Interest Rate" for any day means the rate of interest expressed as a rate per annum that the Canadian Imperial Bank of Commerce establishes at its head office in Toronto, Ontario as the reference rate of interest that it will charge on that day for Canadian dollar demand loans to its customers in Canada and which is at present referred to as the "prime rate".

(iii)"Interim Financial Statements" has the meaning set forth in Section 3.4.

(jjj)"Interim Period" means the period of time from and including the Effective Date to the earlier of (i) the Closing Time and (ii) the time this Agreement is terminated pursuant to and in accordance with Section 8.1.

(kkk)"IP Assignment" means an assignment of the Transferred IP in the form of Exhibit "A" hereto.

(lll)"Know-How" means all trade secrets, confidential and proprietary ideas, inventions, data, instructions, processes, formulas, formulation information, validations, package specifications, chemical specifications, chemical and finished goods analytical test methods, stability data, all testing data, product specifications, information with respect to expert opinion, drawings, formulae, reports, market forecasts, lists and particulars of suppliers and information (whether or not patented or patentable), technology and techniques, in any form, including paper, electronically stored data, magnetic media, film and microfilm, in each case to the extent related to the Corporate IP.

(mmm)"Leased Real Property" has the meaning set forth in Section 3.10(b).

(nnn)"Liabilities" means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, due or to become due, or otherwise.

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(ooo)"Licence Fee" has the same meaning as in that certain occupation and use agreement made between Purchaser and the Corporation and dated as of January 14, 2025.

(ppp)"Losses" means all direct and indirect losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including legal fees, disbursements and charges on a full indemnity basis and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided that  "Losses" shall not include punitive or exemplary damages, except in the case of Fraud or to the extent actually awarded to a Governmental Authority or other third party.

(qqq)"Material Adverse Effect" means any change, effect, event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, (i) a material adverse effect on the Business, or (ii) a material adverse effect on the ability of Vendor or the Corporation to consummate the Transactions or perform its obligations under this Agreement or any other Transaction Document; provided that, except with respect to items (A) through (F) to the extent any such item has had or is reasonably likely to have a disproportionate effect on the Business relative to the other participants or comparable Persons in the Atlantic Canadian aquaculture industry (in which event such change, effect, event, occurrence or development may be taken into account in determining whether there has been a Material Adverse Effect), "Material Adverse Effect" shall not include any change, effect, event, occurrence or development, directly or indirectly, arising out of, in connection with, or attributable to (A) general economic or political conditions, (B) conditions generally affecting the national or regional wholesale markets for Atlantic salmon, (C) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates or inflation rates, (D) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (E) any changes in Applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof, (F) any natural or man-made disaster or acts of God, (G) the announcement, pendency or completion of the Transactions, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Corporation in connection with the Business, (H) any failure of the Corporation to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), or (I) actions by Vendor or its Affiliates (including the Corporation) that are (x) expressly required to be taken (or omitted to be taken) pursuant to this Agreement or a Transaction Document or (y) taken (or omitted to be taken) with the prior written consent of Purchaser. The Parties agree that reference in this Agreement to dollar amounts are not intended to be, and shall not be, deemed to be illustrative or interpretive for purposes of determining whether a "Material Adverse Effect" has occurred.

(rrr)"Material Contract" has the meaning set forth in Section 3.7.

(sss)"Notice" has the meaning set forth in Section 9.2.

(ttt)"Ordinary Course" means any transaction or other activity that constitutes an ordinary day-to-day business activity in the course of the Business conducted in a manner consistent with the Corporation’s past practice.

(uuu)"Outside Date" means March 6, 2025.

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(vvv)"Owned IP" has the meaning set forth in Section 3.11(b)(ii)(A).

(www)"Owned Real Property" has the meaning set forth in Section 3.10(a).

(xxx)"Parties"  means Vendor and Purchaser and "Party" means either of them.

(yyy)"Pension Plan" means a "registered pension plan" as that term is defined in section 248(1) of the Tax Act.

(zzz)"Permits" means all permits, licences, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities or under Applicable Law.

(aaaa)"Permitted Encumbrances" means (i) statutory Encumbrances for current Taxes, special assessments or other governmental charges not yet due and payable and for which appropriate accruals have been established in the Financial Statements; (ii) statutory liens and deposits or pledges made in connection with, or to secure payment of, worker’s compensation, employment insurance and Canada Pension Plan programs mandated under Applicable Law and for which appropriate accruals have been established in the Financial Statements; (iii) any subsisting reservations or exceptions contained in the original grants from the Crown of any land or interest therein (provided that any such reservation or exception does not relate to any indigenous land claim or right of an indigenous group); (iv) all encroachments, overlaps, overhangs, unrecorded servitudes and easements, variations in area or measurement, rights of parties in possession, lack of access or any other matters not of record which would be disclosed by an accurate survey or physical inspection of the Real Property and which do not materially interfere with or affect the value or conduct of the Business as currently carried on at such Real Property; (v) all servitudes and easements (including conservation easements and public trust easements, rights-of-way, road use agreements, covenants, conditions, restrictions, reservations, licenses, agreements and other matters of record) and zoning by-laws, ordinances and other restrictions as to the use of the Real Property; provided that they are not of such a nature as to materially interfere with the conduct of the Business as currently carried on at such Real Property; (vi) carrier’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction and other like Encumbrances arising by operation of Applicable Law and in the Ordinary Course and securing amounts which are not yet due and payable or  which are being contested in good faith and by appropriate proceedings and, during such period during which amounts are being so contested, such Encumbrances shall not be executed on or enforced against any property of the Corporation, provided that (A) the Financial Statements shall include reserves deemed adequate therefor, and (B) the Corporation is in compliance with any corresponding holdback requirements under Applicable Law; (vii) Encumbrances granted in favour of Cooke Aquaculture Inc. to secure the Liabilities of the Corporation under the Cooke Note; and (viii) those other Encumbrances listed in Disclosure Schedule 1.1(aaaa).

(bbbb)"Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, Governmental Authority or entity however designated or constituted.

(cccc)"Post-Closing Adjustment" has the meaning set forth in Section 2.4(b).

(dddd)"Pre-Closing Tax Periods" shall mean any Tax Period ending before the Closing and any pre-Closing portion of a Straddle Period.

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(eeee)"Purchase Price" has the meaning set forth in Section 2.2.

(ffff)"Purchaser" has the meaning set forth in the preamble.

(gggg)"Purchaser Indemnitees" has the meaning set forth in Section 7.2.

(hhhh)"Purchaser’s Knowledge" or any other similar knowledge qualification with respect to Purchaser, means the actual knowledge, after due inquiry in a manner that a reasonably prudent person in a similar situation would make, of Kris Nicholls.

(iiii)"Real Property" means, collectively, the Owned Real Property and the Leased Real Property.

(jjjj)"Real Property Leases" has the meaning set forth in Section 3.10(b).

(kkkk)"Registered IP" means all Canadian, United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof; (ii) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks and intent-to-use applications for trademarks or service marks; (iii) registered copyrights and applications for copyright registration; and (iv) domain name registrations and internet number assignments.

(llll)"Related Party" has the meaning set forth in Section 3.21.

(mmmm)"Related Person" has the meaning set forth in Section 3.21.

(nnnn)"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, allowing to escape or migrate of any Hazardous Substance into or through the Environment or as defined, identified or regulated in any Environmental Law.

(oooo)"Representatives" means, with respect to any Person, its directors, officers, employees, consultants, financial advisors, counsel, accountants, representatives and other agents.

(pppp)"Retained Indebtedness" means the Indebtedness of the Corporation set forth on Disclosure Schedule 1.1(pppp).

(qqqq)"Review Period" has the meaning set forth in Section 2.4(c).

(rrrr)"Shares" has the meaning set forth in the recitals.

(ssss)"Statement of Objections" has the meaning set forth in Section 2.4(d).

(tttt)"Straddle Period" means any Tax Period beginning before the Closing and ending after the Closing.

(uuuu)"Tax Act" means the Income Tax Act (Canada).

(vvvv)"Tax" or "Taxes" means all taxes, surtaxes, duties, levies, imposts, fees, assessments, reassessments, withholdings, dues and other charges of any nature, imposed or collected by any Governmental Authority, whether disputed or not, including federal, provincial,

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territorial, state, municipal and local, foreign and other income, franchise, capital, real property, personal property, withholding, payroll, health, transfer, value added, alternative, or add on minimum tax including HST, sales, use, consumption, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, workers’ compensation, education, business, school, local improvement, development and occupation taxes, duties, levies, imposts, fees, assessments and withholdings and Canada Pension Plan or Quebec Pension Plan contributions, employment insurance premiums and all other taxes and similar governmental charges, levies or assessments of any kind whatsoever imposed by any Governmental Authority including any instalment payments, interest, penalties or other additions associated therewith, whether or not disputed.

(wwww)"Tax Period" means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or Tax is required to be paid.

(xxxx)"Tax Return" means all reports, returns, information returns, claims for refunds, elections, designations, estimates, reports and other documents, including any schedule or attachments thereto, filed or required to be filed or supplied to any Governmental Authority in respect of Taxes and including any amendment thereof or attachment thereto.

(yyyy)"Third-Party Claim" has the meaning set forth in Section 7.5.

(zzzz)"Transaction Documents" means this Agreement, the other deliverables listed in Section 6.2 and Section 6.3 and any other agreements, instruments and documents required to be delivered at the Closing.

(aaaaa)"Transactions" means the transactions contemplated by this Agreement, including (i) the purchase and sale of the Shares and (ii) the execution and delivery of the other Transaction Documents.

(bbbbb)"Transferred IP" has the meaning set forth in Section 3.11(d).

(ccccc)"Undisputed Amounts" has the meaning set forth in Section 2.4(e).

(ddddd)"Union" has the meaning set forth in Section 3.17(b).

(eeeee)"Vendor" has the meaning set forth in the preamble.

(fffff)"Vendor Indemnitees" has the meaning set forth in Section 7.3.

(ggggg)"Vendor’s Knowledge" or any other similar knowledge qualification with respect to Vendor, means the actual knowledge, after due inquiry in a manner that a reasonably prudent person in a similar situation would make, of David Frank or Angela Olsen.

(hhhhh)"Withheld Amount" has the meaning set forth in Section 5.12(a).

1.2Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement is for convenience of reference only and will not affect the construction or interpretation of this Agreement.

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1.3Gender, Number and Grammatical Changes

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

1.4Currency and Payment Obligations

Except where otherwise expressly provided in this Agreement:

(a)all dollar amounts referred to in this Agreement are stated and will be paid in Canadian currency;

(b)any payment contemplated by this Agreement shall be made by wire transfer of immediately available funds to a Canadian bank account specified by the payee in a written direction delivered to payor and executed by a duly authorized officer of the payee or by any other method that provides immediately available funds; and

(c)except in the case of any payment due on the Closing Date, any payment due on a particular day must be received by and be available to the payee not later than 3:00 p.m. local time at the place of payment on the due date at the payee’s address for notice under Section 9.2 or such other place in Canada as the payee may have specified in writing to the payor in respect of a particular payment and any payment received after that time shall be deemed to have been made and received on the next Business Day.

1.5Calculation of Interest

Any interest to be calculated pursuant to this Agreement will be calculated based on the amount upon which interest is payable multiplied by the product of the specified rate of interest and the total number of days lapsed for which interest is payable divided by 365 (366 in a leap year). For any period of time, the first day of such period will be included and the last day of such period will be excluded.

1.6Statutes

Any reference in this Agreement to a statute or to a regulation or rule promulgated under a statute or to any provision of a statute, regulation or rule will be a reference to the statute, regulation, rule or provision, as amended, re-enacted or replaced from time to time.

1.7Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision of this Agreement. To the extent permitted by Applicable Law, the Parties waive any provision of Applicable Law which renders any provision of this Agreement invalid or unenforceable in any respect. The Parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the legal and economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

Exhibit 10.1

1.8Entire Agreement

This Agreement and the other Transaction Documents together constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and of the other Transaction Documents and supersede all other prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof. The Exhibits and the Disclosure Schedules shall, for all purposes of this Agreement, form an integral part of it and are hereby incorporated in and made a part of this Agreement as if set forth in full herein. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

1.9Technical Terms

Words or abbreviations that have well known technical or trade meanings are used in this Agreement in accordance with their recognized meanings.

1.10Miscellaneous

(a)References containing terms such as "includes" and "including", whether or not used with the words "without limitation" or "but not limited to", shall be deemed to not be limited by the specific enumeration of items but shall, in all cases, be deemed to be without limitation and construed and interpreted to mean "includes without limitation" and "including without limitation".

(b)In construing this Agreement, the rule known as the ejusdem generis rule shall not apply nor shall any similar rule or approach to the construction of this Agreement and, accordingly, general words introduced or followed by the word "other" or "including" or "in particular" shall not be given a restrictive meaning because they are followed or preceded (as the case may be) by particular examples intended to fall within the meaning of the general words.

(c)Whenever the terms "will" or "shall" are used in this Agreement they shall be construed and interpreted as synonymous and to read "shall".

(d)The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or thing extends, and such shall not mean simply "if".

(e)The word "or" shall not be exclusive.

(f)"Writing," "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(g)References to any Person include the successors and permitted assigns of that Person.

(h)The words "hereof," "herein," "hereto, " "hereby" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless expressly so limited.

(i)References to Articles, Sections, Disclosure Schedules and Exhibits are to Articles and Sections of, and Disclosure Schedules and Exhibits to, this Agreement unless otherwise specified. Any capitalized terms used in any Disclosure Schedule or Exhibit or in any

Exhibit 10.1

certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement.

(j)Where this Agreement states that an obligation shall be performed "no later than" or "within" or "by" a stipulated date or event which is a prescribed number of days after a stipulated date or event, the latest time for performance shall be 5:00 p.m. on the last day for performance of the obligation concerned, or, if that day is not a Business Day, 5:00 p.m. on the next Business Day.

(k)Where this Agreement states that an obligation shall be performed "on" a stipulated date, the latest time for performance shall be 5:00 p.m. on that day, or, if that day is not a Business Day, 5:00 p.m. on the next Business Day.

(l)Unless the context otherwise requires, all references to "days" means calendar days.

(m)References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(n)Unless otherwise specified, any reference to time of day or date means the local time or date in Saint John, New Brunswick.

(o)References to any standard, principle, agreement or document include a reference to that standard, principle, agreement or document as amended, supplemented, restated, substituted, replaced, novated or assigned from time to time.

(p)Unless the context otherwise requires, the phrases "provided," "delivered" or "made available," when used herein, mean that the information or materials referred to have been posted to the on-line "virtual data room" established by or on behalf of one of the Parties in connection with the Transactions, located at https://wwwna2.dfsvenue.com, in each case, on or prior to two (2) Business Days prior to the Effective Date.

(q)The terms and conditions of this Agreement are the result of negotiations between the Parties and the Parties agree that this Agreement shall not be construed in favour of or against any Party by reason of the extent that any Party or any of its shareholders or partners or any of its or any of its shareholders’ or partners’ Affiliates or any of their respective Representatives participated in the preparation of this Agreement.

(r)Disclosure in each section of the Disclosure Schedules shall be deemed to be disclosed with respect to any other section of the Agreement to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable notwithstanding the omission of a reference or cross reference thereto (without any independent knowledge on the part of the reader regarding the matter disclosed or any reference to any underlying document). The information contained in the Disclosure Schedules is disclosed solely for purposes of the Agreement, and no information contained therein shall be deemed to be an admission by any party to any third party of any matter whatsoever (including any violation of an Applicable Law or breach of any Contract). In disclosing any matter, fact, occurrence, information or circumstance in the Disclosure Schedules, Vendor is not waiving (on its own behalf or on behalf of the Corporation) any solicitor-client privilege associated with any such matter, fact, occurrence, information or circumstance, or any protection afforded by the "work product doctrine" with respect to any of the same.

Exhibit 10.1

ARTICLE 2
Purchase and Sale

2.1Purchase and Sale

Subject to the terms and conditions set forth herein, Vendor shall sell to Purchaser, and Purchaser shall purchase from Vendor, the Shares, free and clear of any and all Encumbrances.

2.2Purchase Price

The aggregate purchase price for the Shares shall be $3,022,558.56 (the "Purchase Price" subject to adjustment under Section 2.4) less the aggregate amount of all Liabilities of Company under the Cooke Note calculated as of the Closing Time, plus the aggregate amount of all accrued and unpaid Licence Fees calculated as of the Closing Time (such net amount, the "Closing Amount").

2.3Payment of Adjusted Closing Amount

At the Closing, Purchaser shall pay the Closing Amount to Vendor by wire transfer of immediately available funds in accordance with written wire transfer instructions delivered by Vendor to Purchaser no later than two (2) Business Days prior to the Closing Date. Notwithstanding the foregoing, in the event that:

(a)the Books and Records made available to Purchaser indicate that Company has any Closing Current Liabilities; or

(b)the pay-out documentation delivered to Purchaser pursuant to Section 6.2(o) indicates, when considered together with the Retained Indebtedness, that the Closing Indebtedness exceeds $4,666,746 (any such excess amount, the "Excess Amount").

Purchaser shall be entitled to withhold an aggregate amount equal to Purchaser’s bona fide estimates of the Closing Current Liabilities and the Excess Amount from the payment to be made at the Closing pursuant to this Section 2.3. Any amount so withheld may be applied by Purchaser to the Post-Closing Adjustment due to Purchaser as finally determined pursuant to Section 2.4.

2.4Post-Closing Adjustment

(a)Within 60 days after the Closing Date, Purchaser shall prepare and deliver to Vendor a statement (the "Closing Statement") setting forth its calculations of:

(i)Closing Current Liabilities; and

(ii)Closing Indebtedness;

which statement shall contain an unaudited balance sheet of the Corporation as of the Closing Date (without giving effect to the transactions contemplated herein) and a certificate of a responsible officer of Purchaser that the Closing Statement has been prepared in accordance with GAAP, consistently applied.

(b)The post-closing adjustment (the "Post-Closing Adjustment") shall be an amount equal to:

(i)Closing Current Liabilities; plus

Exhibit 10.1

(ii)the amount by which Closing Indebtedness exceeds $4,666,746.

If the Post-Closing Adjustment exceeds zero, Vendor shall pay to Purchaser an amount equal to the Post-Closing Adjustment as provided in Section 2.4(h).

(c)After receipt of the Closing Statement, Vendor shall have 10 Business Days (the "Review Period") to review the Closing Statement. During the Review Period, Vendor and Vendor's accountant shall have full access to the Books and Records, the personnel of, and working papers prepared by, Purchaser and Purchaser's accountant to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Purchaser's possession) relating to the Closing Statement as Vendor may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections.

(d)On or before the last day of the Review Period, Vendor may object to the Closing Statement by delivering to Purchaser a written statement setting forth Vendor's objections in reasonable detail, indicating each disputed item or amount and the basis for Vendor's disagreement therewith (the "Statement of Objections"). If Vendor fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Vendor.

(e)If Vendor and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before the expiration of 10 Business Days after the Review Period, then any amounts remaining in dispute (the "Disputed Amounts" and any amounts not so disputed, the "Undisputed Amounts") shall be submitted for resolution to the office of an impartial nationally recognized firm of independent chartered professional accountants other than Vendor's accountant or Purchaser's accountant to be agreed to by the Parties, which agreement will not be unreasonably withheld or delayed (the "Independent Accountant") who, acting as expert and not arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Closing Statement and Post-Closing Adjustment, as the case may be. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.

(f)The fees and expenses of the Independent Accountant shall be paid by Vendor and Purchaser equally.

(g)The Independent Accountant's resolution of the Disputed Amounts and its adjustments to the Closing Statement and the Post-Closing Adjustment shall be conclusive and binding upon the Parties hereto.

(h)Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest, shall be:

(i)due (A) within five (5) Business Days of acceptance of the applicable Closing Statement; or (B) if there are Disputed Amounts, within five (5) Business Days of the resolution described in Section 2.4(g);

(ii)to the extent not withheld by Purchaser pursuant to Section 2.3, paid by wire transfer of immediately available funds to such Canadian bank account as is

Exhibit 10.1

directed in writing by Purchaser. The amount of any Post-Closing Adjustment shall bear interest at the Interest Rate from and including the Closing Date to but excluding the date of payment. Any amount withheld by Purchaser pursuant to Section 2.3 shall be deemed paid to Purchaser immediately upon the Post-Closing Adjustment becoming final; and

(iii)in the event Purchaser has withheld an amount pursuant to Section 2.3 that is in excess of the Post-Closing Adjustment as finally determined, Purchaser shall forthwith (and in any event within five (5) Business Days) pay such excess amount to Vendor by wire transfer of immediately available funds to such Canadian bank account as is directed in writing by Vendor, together with interest thereon at the Interest Rate from and including the Closing Date to but excluding the date of payment.

(i)Any payments made under this 2.4 shall be treated as an adjustment to the Purchase Price by the Parties for tax purposes, unless otherwise required by Applicable Law.

2.5Closing

Subject to the terms and conditions of this Agreement, the Closing shall take place by way of a virtual closing hosted by Stewart McKelvey at 11:00 a.m. on the Closing Date, or at such other time on the Closing Date or at such other place on the Closing Date as the Parties may mutually agree upon in writing. The Closing shall be deemed to occur effective as of the Closing Time.

ARTICLE 3
Representations and Warranties of Vendor

Vendor represents and warrants to Purchaser on the Effective Date and on the Closing Date that the statements contained in this Article 3 are true, correct and complete, and acknowledges and confirms that Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement and the consummation of the Transactions:

3.1Corporate Status; Authorization; Enforceability

Vendor is a corporation incorporated and existing under the laws of the State of Delaware and has not been discontinued or dissolved under such laws. The Corporation is a corporation incorporated and existing under the laws of Newfoundland and Labrador and has not been discontinued or dissolved under such laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution of Vendor or the Corporation. Vendor has the corporate power and capacity to enter into this Agreement, the other Transaction Documents and any other documents or instruments to be delivered hereunder or thereunder and to consummate the Transactions. The Corporation has the corporate power and capacity to own, operate or lease the Assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted. Disclosure Schedule 3.1 sets forth each jurisdiction in which the Corporation is licensed or registered to carry on business, and the Corporation is duly licensed or registered to carry on business and has submitted all notices or returns of corporate information and other filings required by any Applicable Law to be submitted by it to any Governmental Authority in each jurisdiction in which the Assets owned or leased by it or the operation of its business as currently conducted makes such licensing or registration necessary. The execution, delivery and performance by Vendor of this Agreement, the other Transaction Documents and any other documents or instruments to be delivered hereunder or thereunder and the consummation by Vendor of the Transactions have been duly authorized by all requisite corporate action on the part of Vendor. All corporate actions taken by, or to be taken by, the Corporation in

Exhibit 10.1

connection with this Agreement and the other Transaction Documents will be duly authorized on or before the Closing. This Agreement has been duly executed and delivered by Vendor, and (assuming due authorization, execution and delivery by Purchaser), this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Vendor enforceable against Vendor in accordance with their respective terms, subject only to the Enforceability Exceptions.

3.2Capitalization

(a)The authorized capital of the Corporation consists of an unlimited number of common shares, of which 10 common shares are issued and outstanding and constitute the Shares. All the Shares have been duly authorized and are validly issued, fully paid and non-assessable, and Vendor is the registered and beneficial owner of all of the Shares, free and clear of all Encumbrances. Upon consummation of the Transactions, Purchaser shall own all the Shares, free and clear of all Encumbrances (other than any Encumbrances granted by Purchaser).

(b)There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any shares in the capital of the Corporation or obligating Vendor or the Corporation to issue or sell any shares of, or any other interest in, the Corporation. There are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements, other shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares. The Corporation does not own or have any interest in any shares or have securities, or another ownership interest, in any other Person.

3.3No Conflicts; Consents; Filings

The execution, delivery and performance by Vendor of this Agreement, the other Transaction Documents and any other documents to be delivered hereunder or thereunder, and the consummation of the Transactions, do not and will not:

(a)violate or conflict with the Governing Documents of or with respect to Vendor or the Corporation;

(b)violate or conflict with any Applicable Law or any Governmental Order applicable to Vendor or the Corporation;

(c)except as set forth in Disclosure Schedule 3.3, conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any Contract or other instrument to which the Corporation is a party (including any Contract relating to the Retained Indebtedness); or

(d)result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets of the Corporation.

Except as set forth in Disclosure Schedule 3.3, no Consent is required to be obtained by Vendor or the Corporation from any Person (including any Governmental Authority) in connection with the execution, delivery and performance by Vendor of this Agreement or any of the other Transaction Documents and the consummation of the Transactions and no Permit, Governmental Order or Filing is required by or with respect to Vendor or the Corporation in connection with the

Exhibit 10.1

execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the Transactions.

3.4Financial Statements

Complete copies of the Corporation's unaudited financial statements consisting of the balance sheet of the Corporation as at December 31st in each of the years  2022,  2023 and 2024 and the related statement of profit and loss, statement of retained earnings and deficit and statement of changes in financial position for the years then ended (the "Annual Financial Statements"), and unaudited interim financial statements consisting of the balance sheet of the Corporation as at January 31, 2025 (the "Interim Financial Statements" and together with the Annual Financial Statements, the "Financial Statements") are included in Disclosure Schedule 3.4. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the Books and Records, and fairly present the Assets, Liabilities and financial condition of the Corporation as of the respective dates they were prepared and the results of the operations of the Corporation for the periods covered thereby.

3.5Undisclosed Liabilities

Except as set forth in Disclosure Schedule 3.5, the Corporation has no Liabilities except those that:

(a)are adequately reflected or reserved against in the Interim Financial Statements; and

(b)have been incurred in the Ordinary Course since the date of the Interim Financial Statements and that are not, individually or in the aggregate, material in amount.

3.6Absence of Certain Changes, Events and Conditions

Since the date of the Interim Financial Statements and other than in the Ordinary Course or as set forth in Disclosure Schedule 3.6, there has not been, with respect to the Corporation, any:

(a)event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)amendment of the Governing Documents of the Corporation;

(c)split, consolidation or reclassification of any shares in the Corporation;

(d)issuance, sale or other disposition of any shares in the Corporation, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares in the Corporation;

(e)declaration or payment of any dividends or distributions on or in respect of any shares in the Corporation or redemption, retraction, purchase or acquisition of any of its shares;

(f)material change in any method of accounting or accounting practice of the Corporation, except as required by GAAP or as disclosed in the notes to the Financial Statements;

Exhibit 10.1

(g)material change in the Corporation’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)entry into any contract that would constitute a Material Contract;

(i)incurrence, assumption or guarantee of any Indebtedness except unsecured Current Liabilities and Indebtedness pursuant to the Cooke Note;

(j)transfer, assignment, sale or other disposition of any Assets shown or reflected in the Interim Financial Statements or cancellation of any debts or entitlements;

(k)transfer, assignment or grant of any licence or sub-licence of any material rights under or with respect to any Intellectual Property;

(l)material damage, destruction or loss (whether or not covered by insurance) to any of the Assets;

(m)any capital investment in, or any loan to, any other Person;

(n)acceleration, termination, material modification to or cancellation of any Material Contract to which the Corporation is a party or by which it is bound;

(o)any material capital expenditures;

(p)imposition of any Encumbrance, other than a Permitted Encumbrance, upon any of the Shares or Assets;

(q)(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by Applicable Law; (ii) change in the terms of employment for any employee or any termination of any employees; or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(r)adoption, modification or termination of any:

(i)employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant;

(ii)Benefit Plan; or

(iii)Collective Agreement or other agreement with a union, in each case whether written or oral;

(s)any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its Affiliates or its or their respective Representatives;

(t)entry into a new line of business or abandonment or discontinuance of existing lines of business;

Exhibit 10.1

(u)adoption of any amalgamation, arrangement, reorganization, liquidation or dissolution or the commencement of any proceedings by the Corporation or its creditors seeking to adjudicate the Corporation as bankrupt or insolvent, making a proposal with respect to the Corporation under any Applicable Law relating to bankruptcy, insolvency, reorganization, arrangement or compromise of debts or similar laws, appointment of a trustee, receiver, receiver-manager, agent, custodian or similar official for the Corporation or for any part of its Assets;

(v)purchase, lease or other acquisition of the right to own, use or lease any property or assets;

(w)acquisition by amalgamation or arrangement with, or by purchase of a substantial portion of the assets or shares of, or by any other manner, any business or any Person;

(x)action by the Corporation to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability, or reducing any Tax asset or attribute of, the Corporation; or

(y)any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.7Material Contracts

(a)Disclosure Schedule 3.7(a) lists each of the following Contracts of the Corporation (each such Contract being a "Material Contract"):

(i)each Contract of the Corporation involving aggregate consideration in excess of $10,000 and that, in each case, cannot be cancelled by the Corporation without penalty or without more than 90 days’ notice;

(ii)all Contracts that require the Corporation to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;

(iii)each Contract with any material customer or material supplier of the Corporation;

(iv)any indemnification agreement entered into outside of the Ordinary Course;

(v)all Contracts that provide for the assumption of any Tax, Environmental or other Liability of any Person;

(vi)all Contracts that relate to the acquisition or disposition of any business, a material number of shares, or amount of assets, of any other Person or any real property (whether by amalgamation, sale or issue of shares, sale of assets or otherwise);

(vii)all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts to which the Corporation is a party;

(viii)all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Corporation is a party and that are not cancellable without penalty or without more than 90 days' notice;

Exhibit 10.1

(ix)all Contracts relating to Indebtedness of the Corporation (including, for the avoidance of doubt, the Cooke Note);

(x)all Contracts that limit or purport to limit the ability of the Corporation to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)any Contracts to which the Corporation is a party that provide for any joint venture, partnership or similar arrangement by the Corporation;

(xii)all shareholder agreements, pooling agreements, voting trusts or similar agreements with respect to the ownership or voting of any of the shares of the Corporation or restriction of the power of the directors of the Corporation to manage, or supervise the management of, the business and affairs of the Corporation;

(xiii)all Contracts with any Governmental Authority;

(xiv)all Contracts between or among the Corporation and Vendor or any Affiliate of Vendor;

(xv)all Contracts concerning the occupancy, management or operation of the Real Property;

(xvi)all Real Property Leases; and

(xvii)any other Contract that is material to the Corporation or the Business and not previously disclosed under this Section 3.7(a).

(b)Each Material Contract is valid and binding on the Corporation in accordance with its terms, subject to the Enforceability Exceptions, and is in full force and effect. None of the Corporation or, to Vendor's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract have been made available to Purchaser.

3.8Title to Assets

The Corporation has good and valid title to, or a valid and enforceable leasehold interest in, or a valid and enforceable licence to, all of the Assets reflected in the Interim Financial Statements or acquired after the date of the Interim Financial Statements, other than Assets sold or otherwise disposed of in the Ordinary Course since the date of the Interim Financial Statements. All such Assets (including leasehold interests and licences) are free and clear of Encumbrances except for Permitted Encumbrances.

3.9Condition and Sufficiency of Assets

Except as set forth in Disclosure Schedule 3.9, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Corporation

Exhibit 10.1

are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Corporation, together with all other Assets and Real Property of the Corporation, are sufficient for the continued conduct of the Corporation’s Business after the Closing in substantially the same manner as conducted before the Closing and constitute all of the rights, property and assets necessary to conduct the Business of the Corporation as currently conducted.

3.10Real Property

(a)Disclosure Schedule 3.10(a) discloses each parcel of real property owned by the Corporation and used in or necessary for the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights of way and other rights and privileges appurtenant thereto, collectively, the "Owned Real Property"), including with respect to each parcel of real property, the municipal address, use and a registerable legal description thereof. With respect to the Owned Real Property:

(i)the Corporation is the sole legal and beneficial owner of the Owned Real Property;

(ii)the Owned Real Property is free and clear of all Encumbrances, except for Permitted Encumbrances; and

(iii)no Person has any written or oral agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such for the purchase or other acquisition or lease or licence from the Corporation of the Owned Real Property or any part thereof.

(b)Disclosure Schedule 3.10(b) discloses each parcel of real property leased by the Corporation and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of the Corporation in and to leasehold improvements relating thereto, including security deposits, reserves or prepaid rents paid in connection therewith, collectively, the "Leased Real Property"), and a true and complete list of all leases, subleases, licences, concessions and other agreements (whether written or oral), including all amendments, extensions, renewals, guarantees, indemnities and other agreements with respect thereto, under which the Corporation holds any Leased Real Property (collectively, the "Real Property Leases"). Vendor has made available to Purchaser a true, correct and complete copy of each Real Property Lease. With respect to each Real Property Lease:

(i)such Real Property Lease is valid, binding, enforceable and in full force and effect, and the Corporation enjoys quiet, peaceful and undisturbed possession of the Leased Real Property;

(ii)the Corporation is not in breach or default under such Real Property Lease, and no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a breach or default, and the Corporation has paid all rent due and payable under such Real Property Lease;

Exhibit 10.1

(iii)the Corporation has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Corporation under any of the Real Property Leases and, to Vendor’s Knowledge, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)the Corporation has not subleased, assigned, licensed or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof;

(v)the Corporation has not pledged, mortgaged or otherwise granted an Encumbrance (other than a Permitted Encumbrance) on its leasehold interest in any Leased Real Property;

(vi)subject to receipt of any applicable Consent disclosed in Disclosure Schedule 3.3, such Real Property Lease will not be affected by, nor will be in default as a result of, the completion of the Transactions;

(vii)the Corporation has adequate rights of ingress and egress to and from the Leased Real Property for the purposes of the Business; and

(viii)the Business conducted by Vendor from such Leased Real Property do not violate any restrictive covenant or any provision of any Applicable Law or encroach on any property owned by others.

(c)The Corporation has not received any written notice of (i) material violations of building codes and/or zoning by-laws or any other Applicable Law affecting the Real Property, (ii) existing, pending or threatened expropriation or condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other proceedings, or similar matters that could reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated.

(d)The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted before the Closing and constitutes all of the real property rights and interests necessary to conduct the Business in substantially the same manner as it is currently conducted.

(e)All components of all improvements included within and forming part of the Real Property, including all roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water and storm water systems are in good condition, repair and proper working order, having regard to their use and age and each has been properly and regularly maintained and none of such improvements are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(f)All buildings, structures, fixtures and other improvements, situated on the Real Property are supplied with utilities and other services necessary for the operation of such Real Property (including gas, electricity, water, telephone, sanitary and storm sewers and vehicular access through existing driveways to public roads) and have no material structural defects or material air quality or mold conditions.

(g)The Corporation has not received any notice that any of the Real Property is subject to any past, current or pending indigenous land claims. The Corporation has not entered into

Exhibit 10.1

any written or oral arrangements or agreements with any indigenous group (i) to provide benefits, pecuniary or otherwise, with respect to the Business or (ii) to constrain or in any way restrict or otherwise limit the Business or use of the Real Property, and the Corporation has not offered to any indigenous group any such benefits, constraints, restrictions or limitations with respect to the Business or the Real Property, or engaged in discussions, negotiations or similar communications with any indigenous group regarding the foregoing or otherwise in relation to the Business or the Real Property.

(h)The Corporation has not owned or leased any real property other than the Real Property since January 1, 2020.

3.11Intellectual Property

(a)The Corporation owns or otherwise holds a right to use all Intellectual Property licensed to or used by the Corporation to conduct the Business during the five (5) years immediately prior to the Effective Date and at Closing (together with the Owned IP, the "Corporate IP”), free and clear of any Encumbrances (other than Permitted Encumbrances).

(b)As of the Effective Date, there are no Actions pending or, to Vendor’s Knowledge, threatened:

(i)alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Person by the Corporation or Vendor; or

(ii)challenging the scope, ownership, validity, or enforceability:

(A)of any Intellectual Property owned by or exclusively licensed by the Corporation, including Corporate Registered IP (collectively, the "Owned IP") or any other Corporate IP (other than that Corporate IP that is commercially-available "off the shelf" software where the Corporation has not been named in the claim or dispute);

(B)of the Corporation’s right to use any Owned IP or any other Corporate IP (other than that Corporate IP that is commercially-available "off the shelf" software where the Corporation has not been named in the claim or dispute); or

(C)of any Transferred IP.

To Vendor’s Knowledge, neither the Corporation nor Vendor has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person.

(c)Disclosure Schedule 3.11(c) contains a complete and correct list, as of the Effective Date, of all Corporate Registered IP. The Corporation has paid all maintenance fees and filed all statements of use necessary to maintain the Corporate Registered IP and, to Vendor’s Knowledge, none of the Registered IP owned by the Corporation (the "Corporate Registered IP") is invalid or unenforceable in whole or part.

(d)Disclosure Schedule 3.11(d) contains a complete and correct list, as of the Effective Date, of all Transferred IP. Vendor has paid all maintenance fees and filed all statements of use necessary to maintain the Transferred IP and, to Vendor’s Knowledge, none of the Registered IP owned by Vendor and licensed to the Corporation or otherwise used in the Business of the Corporation at any time during the five (5) years immediately prior to the

Exhibit 10.1

Effective Date and at Closing (the "Transferred IP") is invalid or unenforceable in whole or part. Vendor is the sole and exclusive legal and owner of all right, title, and interest in and to the Transferred IP. Vendor has entered into binding, valid, and enforceable, written agreements with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Transferred IP during the course of employment or engagement with Vendor whereby such employee or independent contractor:

(i)acknowledges Vendor's exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with Vendor;

(ii)grants to Vendor a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and

(iii)irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by Applicable Law.

(e)Vendor and the Corporation have taken commercially reasonable steps to protect:

(i)their rights in any trade secrets in Corporate IP; and

(ii)the confidentiality of all Corporate IP.

(f)To Vendor’s Knowledge, neither Vendor nor the Corporation has misrepresented, or failed to disclose, any facts or circumstances in any application for any Registered IP that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any such Registered IP.

3.12Insurance

(a)Disclosure Schedule 3.12(a) sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workplace safety and insurance, workers' compensation, vehicle, fiduciary liability, directors’ and officers’ liability and other casualty and property insurance maintained by the Corporation and relating to the Assets, Business, operations and Representatives of the Corporation (collectively, the "Insurance Policies") and true and complete copies of each of the Insurance Policies have been made available to Purchaser. The Insurance Policies are in full force and effect and shall remain in full force and effect following the Closing Date. The Corporation has not received any written notice of cancellation of, premium increase with respect to or alteration of coverage under any of the Insurance Policies. All premiums due on the Insurance Policies have been paid in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Corporation. All such Insurance Policies:

(i)are valid and binding in accordance with their terms; and

(ii)have not been subject to any lapse in coverage.

(b)Except as set forth in Disclosure Schedule 3.12(a), there are no claims related to the business of the Corporation pending under any Insurance Policies as to which coverage

Exhibit 10.1

has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Corporation is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are sufficient for compliance with Applicable Law and all Contracts to which the Corporation is a party or by which it is bound.

3.13Legal Proceedings; Governmental Orders

There:

(a)is no Action pending or, to Vendor's Knowledge, threatened against or by:

(i)the Corporation affecting any of its Assets (or by or against Vendor and relating to the Corporation);

(ii)against any current or former director, officer or employee of the Corporation with respect to which the Corporation has, or is reasonably likely to have, an indemnification obligation; or

(iii)the Corporation or Vendor that challenges or seeks to prevent, enjoin or otherwise delay the Transactions,

and no event has occurred or circumstances exist that could reasonably be expected to give rise to, or serve as a basis for, any such Action; and

(b)are no outstanding Governmental Orders against or affecting the Corporation or any of its Assets.

3.14Compliance with Laws; Permits

(a)The Corporation has complied, and is now complying, with Applicable Law in all material respects.

(b)Disclosure Schedule 3.14(b) lists all Permits required by the Corporation to conduct the Business. All such Permits are valid and in full force and effect. All fees and charges with respect to the Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.

3.15Environmental Matters

Except as set forth in Disclosure Schedule 3.15, to Vendor’s Knowledge,

(a)the Corporation is currently, and has at all times been, in compliance with all Environmental Laws;

(b)there has been no Release of any Hazardous Substance in contravention of Environmental Law with respect to the Business or the Assets (including, for the avoidance of doubt, the Real Property) of the Corporation currently or formerly owned, operated, controlled or leased by the Corporation; and

(c)there are no active or abandoned aboveground or underground storage tanks located at the Real Property.

Exhibit 10.1

3.16Benefit Plans

(a)The Corporation is not party to, and has no Liabilities in respect of, any Benefit Plan.

(b)Without limiting the generality of Section 3.16(a), the Corporation is not a party to or bound by, or otherwise obligated to contribute to, or in any way liable under or in respect of, any Benefit Plan that provides benefits beyond retirement or other termination of service to employees or former employees of the Corporation or to the beneficiaries or dependents of such employees or former employees.

3.17Employment Matters

(a)As of the Closing Date:

(i)the Corporation has no employees, independent contractors or consultants; and

(ii)all compensation, including wages, commissions, bonuses and vacation pay, payable to all former employees, independent contractors or consultants of the Corporation for services performed on or before the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Corporation with respect to any such compensation.

(b)The Corporation is not currently, and has not been, a party to any collective agreement, letter of understanding, letter of intent or other written communication or contract with any trade union, association that may qualify as a trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent (each, a "Union") which would cover any of the employees (each, a "Collective Agreement").  No Union holds bargaining rights with respect to any of the employees including by way of certification, interim certification, voluntary recognition, related employer or successor employer rights, or, to Vendor's Knowledge has applied or threatened to apply to be certified as the bargaining agent of any employees of the Corporation.

(c)The Corporation is, and has been, in compliance with Applicable Law pertaining to employment and employment practices, including all laws relating to labour relations, unfair labour practices, employment discrimination, harassment, pay equity, retaliation, duty to accommodate, disability rights or benefits, immigration, wages, hours, overtime compensation, child labour, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workplace safety and insurance, leaves of absence, unemployment insurance and employment standards. All individuals characterized and treated by the Corporation as independent contractors or consultants are properly treated as independent contractors under Applicable Law. There are no Actions against the Corporation pending, or to Vendor's Knowledge threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Corporation, including any claim relating to unfair labour practices, employment discrimination, harassment, retaliation, pay equity, wages and hours or any other employment related matter arising under Applicable Law.

3.18Taxes

Disclosure Schedule 3.18 sets forth (x) the taxation years of the Corporation as to which the applicable limitation periods on the assessment and collection of Taxes have not expired, (y) those years for which examinations by the federal, provincial and territorial taxing authorities have

Exhibit 10.1

been completed and (z) those taxation years for which examinations by federal, provincial and territorial taxing authorities are presently being conducted. Except as set forth in Disclosure Schedule 3.18:

(a)The Corporation has duly and timely filed all its Tax Returns with all appropriate Governmental Authorities. Each such Tax Return was true, correct and complete in all respects. All Taxes due and payable by the Corporation for any Pre-Closing Tax Periods (whether or not shown due on any Tax Returns and whether or not assessed or reassessed by the appropriate taxing authority) have been paid in full.

(b)The Corporation has duly and timely withheld or collected the proper amount of Taxes that are required by law to be withheld or collected (including Taxes and other amounts required to be withheld by it in respect of any person, including any employee, officer or director and any person not resident in Canada for purposes of the Tax Act) and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required to be remitted by the Corporation.

(c)No Governmental Authority of a jurisdiction in which the Corporation has not filed a Tax Return has made any written claim that the Corporation is or may be subject to Tax or required to file Tax Returns by such Governmental Authority in such jurisdiction.  There is no reasonable basis for a claim that the Corporation is subject to Tax in a jurisdiction in which the Corporation does not file Tax returns.

(d)The Corporation has not waived any statute of limitation in respect of Taxes or agreed to any extension of time within which:

(i)to file any Tax Return covering any Taxes for which the Corporation is or may be liable;

(ii)the Corporation is required to pay or remit amounts on account of Taxes; or

(iii)any Governmental Authority may assess or collect Taxes for which the Corporation may be liable.

(e)Adequate provision has been made in accordance with GAAP in the Financial Statements for all Taxes payable in respect of the Business or the Assets.

(f)All deficiencies asserted, or assessments made, against the Corporation in respect of Taxes as a result of any examinations by any Governmental Authority have been fully paid.

(g)The Corporation has not received any notice in writing from any Governmental Authority that it is taking steps to assess any additional Taxes against the Corporation for any period for which Tax Returns have been filed and, to Vendor's Knowledge, there are no actual or pending audit investigations or other Actions of or against the Corporation by any Governmental Authority relating to Taxes. No Governmental Authority has given written notice of any intention to assert any deficiency or claim for additional Taxes against the Corporation.

(h)True copies of all Tax Returns prepared and filed by or on behalf of the Corporation during the past six (6) years, together with any notices of assessment of the Corporation during the past six (6) years, have been made available to Purchaser on or before the Effective Date.

Exhibit 10.1

(i)The Corporation is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(j)No Tax rulings have been requested or issued by any Governmental Authority with respect to the Corporation.

(k)The Corporation will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any Tax Period or portion thereof ending after the Closing Date as a result of use of an improper method of accounting, for a Tax Period ending before the Closing Date.

(l)Vendor is, and will be on the Closing Date, a non-resident person for purposes of Section 116 of the Tax Act.

(m)For all transactions between the Corporation and any Person not resident in Canada for purposes of the Tax Act with whom the Corporation was not dealing at arm’s length, the Corporation has made or obtained records or documents that meet the requirements of sections 247(4)(a) to (c) of the Tax Act. There are no transactions to which section 247(2) or (3) of the Tax Act may reasonably be expected to apply.

(n)None of section 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax laws of any province, territory or any other jurisdiction, has applied or will apply to the Corporation at any time up to and including the Closing Date in a manner that would give rise to incremental Tax liabilities or a reduction in Tax attributes.

(o)The Corporation has not acquired property or services from, or disposed of property to, a non-arm's length person (within the meaning of the Tax Act) for consideration the value of which is less than the fair market value of the property or services, as the case may be.

(p)The Corporation is registered for HST purposes under the HST Act and its registration number is 140132002 RT0001.

3.19Books and Records

The Books and Records, all of which have been made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Corporation contain accurate and complete records of all meetings, and resolutions in writing of, the shareholders, the board of directors and any committees of the board of directors of the Corporation, and no meeting, or resolution in writing, of any such shareholders, board of directors or committee has been held for which minutes or resolutions in writing have not been prepared and are not contained in such minute books.

3.20Brokers

Vendor has retained Berenson & Company to act as its broker in connection with, inter alia, the Transactions and the brokerage, finder's or other fees, commissions and expenses of such broker shall be paid by Vendor on the Closing Date.  No other broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Vendor or the Corporation.

3.21Related Party Transactions

Except as set forth in Disclosure Schedule 3.21:

Exhibit 10.1

(a)the Corporation has not made any payment or loan to, or borrowed any monies from or is otherwise indebted to, any officer, director, employee, trustee or shareholder or any Person with whom the Corporation is not dealing at arm’s length (within the meaning of the Tax Act) or any Affiliate or spouse of any of the foregoing (each, a "Related Person");

(b)neither Vendor nor any Affiliate of Vendor (each, a "Related Party") is a party to any Contract with the Corporation, no Related Party is indebted to the Corporation and the Corporation is not indebted to any Related Party; and

(c)no Related Person:

(i)to Vendor’s Knowledge, possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a competitor, Material Supplier, lessor or lessee of the Corporation; or

(ii)has any interest in any of the Assets.

3.22Solvency

(a)The aggregate of Vendor’s property is, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would be sufficient to enable payment of all its obligations, due and accruing.

(b)Neither Vendor nor the Corporation nor the creditors of either Vendor or the Corporation or of both of them have commenced any proceedings seeking to adjudicate Vendor or the Corporation as bankrupt or insolvent, making a proposal with respect to Vendor or the Corporation under any Applicable Law relating to bankruptcy, insolvency, reorganization, arrangement or compromise of debts or similar laws, or appointed a trustee, receiver, receiver-manager, agent, custodian or similar official for Vendor or the Corporation or for any part of its Assets.

3.23Full Disclosure

No representation or warranty by Vendor in this Agreement and no statement contained in the Disclosure Schedules or any certificate or other document furnished or to be furnished to Purchaser under this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To Vendor’s Knowledge, there is no event or circumstance which Vendor has not disclosed to Purchaser that could reasonably be expected to have a Material Adverse Effect.

ARTICLE  4
Representations and Warranties of Purchaser

Purchaser represents and warrants to Vendor on the Effective Date and on the Closing Date that the statements contained in this Article 4 are true, correct and complete, and acknowledges and confirms that Vendor is relying upon such representations and warranties in connection with the entering into of this Agreement and the consummation of the Transactions:

4.1Corporate Status; Authorization; Enforceability

Purchaser is a corporation amalgamated and existing under the laws of New Brunswick and has not been discontinued or dissolved under such laws. No steps or proceedings have been taken

Exhibit 10.1

to authorize or require such discontinuance or dissolution. Purchaser has the corporate power and capacity to enter into this Agreement, the other Transaction Documents and the documents to be delivered hereunder or thereunder and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement, the other Transaction Documents and the documents to be delivered hereunder or thereunder and the consummation by Purchaser of the Transactions have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Vendor) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject only to the Enforceability Exceptions.

4.2No Conflicts; Consents; Filings

The execution, delivery and performance by Purchaser of this Agreement, the other Transaction Documents and the documents to be delivered hereunder or thereunder, and the consummation of the transactions contemplated hereby or thereby, do not and will not violate or conflict with:

(a)the Governing Documents of Purchaser; or

(b)any Governmental Order applicable to Purchaser.

Except for approval under the Lands Protection Act (Prince Edward Island), no Consent is required to be obtained by Purchaser from any Person (including any Governmental Authority) in connection with the execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents and the consummation of the Transactions and no Permit, Governmental Order or Filing is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the Transactions.

4.3Legal Proceedings

There is no Action pending or, to Purchaser's Knowledge, threatened against or by Purchaser that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. No event has occurred or circumstances exist that could reasonably be expected to give rise to, or serve as a basis for, any such Action.

4.4Brokers

No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

4.5Investment Canada Act

Purchaser is not a "non-Canadian" within the meaning of the Investment Canada Act (Canada).

Exhibit 10.1

ARTICLE  5
Covenants

5.1Conduct of Business Before the Closing

During the Interim Period, except as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably delayed, conditioned or withheld), Vendor shall, and shall cause the Corporation to: (x) conduct the Business of the Corporation in the Ordinary Course; and (y) use best efforts to maintain and preserve intact the current organization and Business of the Corporation and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Corporation. Without limiting the foregoing, during the Interim Period, Vendor shall cause the Corporation to:

(a)preserve and maintain all its Permits;

(b)pay its debts, Taxes and other obligations when due;

(c)maintain all Assets in the same condition as they were on the Effective Date, subject to reasonable wear and tear;

(d)continue in full force and effect without modification all Insurance Policies;

(e)defend and protect its Assets from infringement or usurpation;

(f)perform all its obligations under all Contracts relating to or affecting its Assets or Business;

(g)maintain the Books and Records in the Ordinary Course;

(h)not make any loans, advances or capital contributions to any Person;

(i)not (A) make, change or revoke, or permit the Corporation to make, change or revoke, any Tax election, or file or cause to be filed an amended Tax Return unless required by Applicable Law or (B) make, or permit the Corporation to make, any change in any Tax or accounting methods or policies or systems of internal accounting controls, except to conform to changes in Applicable Law related to Taxes or accounting requirements;

(j)not (A) terminate (otherwise than for cause) the employment or services of any director, officer or manager or (B) grant any severance or termination pay to any director, officer or manager or any other employee;

(k)comply in all material respects with Applicable Law; and

(l)not take or permit any action that would cause any of the changes, events or conditions described in Section 3.6 to occur.

5.2Access to Information

During the Interim Period, Vendor shall, and shall cause the Corporation to:

(a)afford Purchaser and its Representatives full and free access to and the right to inspect all of the Assets, premises, Books and Records, Contracts and other documents and data related to the Corporation;

Exhibit 10.1

(b)furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Corporation as Purchaser or any of its Representatives may reasonably request; and

(c)instruct the Representatives of Vendor and the Corporation to cooperate with Purchaser in its investigation of the Corporation.

Without limiting the foregoing, Vendor shall permit Purchaser and its Representatives to conduct Environmental due diligence of the Corporation and the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Corporation and the Real Property. Any investigation under this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Vendor in this Agreement.

5.3Closing Conditions

During the Interim Period, each Party hereto shall, and Vendor shall cause the Corporation to, use its Commercially Reasonable Efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 6.

5.4Notice of Certain Events

(a)From the date hereof until the Closing, Vendor shall promptly notify Purchaser in writing of any:

(i)fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Vendor hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied;

(ii)notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions;

(iii)notice or other communication from any Governmental Authority in connection with the Transactions; and

(iv)Actions commenced or, to Vendor’s Knowledge, threatened against, relating to or involving or otherwise affecting Vendor or the Corporation that, if pending on the Effective Date, would have been required to have been disclosed under Section 3.13 or that relates to the consummation of the Transactions.

(b)Purchaser’s receipt of information under this Section 5.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Vendor in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Exhibit 10.1

5.5Resignations

Vendor shall deliver to Purchaser written resignations, effective as of the Closing Time, of all officers and directors of the Corporation in their respective capacities as such at least two (2) Business Days before the Closing Date.

5.6Confidentiality

From and after the Closing, Vendor shall hold, and shall use its best efforts to cause its directors and officers to hold, in confidence any, and all, information, whether written or oral, concerning the Corporation or the Business (including all Know-How included in, or with respect to, the Corporate IP), except to the extent that Vendor can show that such information is:

(a)generally available to and known by the public through no fault of Vendor or its directors or officers; or

(b)lawfully acquired by Vendor from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

If Vendor, any of its Affiliates or any of their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Applicable Law, Vendor shall promptly notify Purchaser in writing and shall disclose only that portion of such information that Vendor is advised by its counsel in writing is legally required to be disclosed; provided that Vendor shall use its Commercially Reasonable Efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.7Governmental Filings, Approvals and Consents

(a)Vendor and Purchaser shall use their respective Commercially Reasonable Efforts to give all notices to, and obtain all Consents from, all third parties (including Governmental Authorities) that are described or referred to in Disclosure Schedule 3.3 or in Section 4.2.

(b)If any Consent necessary to preserve any right or benefit under any Contract to which the Corporation is a party is not obtained before the Closing, Vendor shall, after the Closing, use Commercially Reasonable Efforts in cooperating with Purchaser and the Corporation in attempting to obtain such Consent as promptly thereafter as practicable.

5.8Books and Records

(a)To facilitate the resolution of any Action brought against or incurred by Vendor before the Closing, or for any other reasonable purpose, for a period of two (2) years after the Closing, Purchaser shall:

(i)retain the Books and Records relating to periods before the Closing in a manner reasonably consistent with the prior practices of the Corporation; and

(ii)upon reasonable notice, afford the Representatives of Vendor reasonable access (including the right to make, at Vendor's expense, photocopies), during normal business hours, to such Books and Records.

Exhibit 10.1

(b)To facilitate the resolution of any Action brought by or against or incurred by Corporation after the Closing, or for any other reasonable purpose, for a period of two (2) years after the Closing, Vendor shall:

(i)retain the books and records of Vendor which relate to the Corporation and the Business for periods before the Closing; and

(ii)upon reasonable notice, afford the Representatives of Purchaser or the Corporation reasonable access (including the right to make, at Purchaser's expense, photocopies), during normal business hours, to such Books and Records.

(c)Neither Purchaser nor Vendor shall be obligated to provide the other Party with access to any Books or Records under this 5.7 where such access would violate Applicable Law.

5.9Pre-Closing Tax Period and Closing Date Tax Year

(a)Vendor shall, on or before the statutory due date of any income Tax Returns of the Corporation required by Applicable Law to be filed for any Pre-Closing Tax Period of the Corporation that are not required to be filed on or before the Closing Date, prepare such Tax Returns in accordance with Applicable Law and past practice of the Corporation and shall deliver such Tax Returns to Purchaser at least 15 Business Days before the date on which such Tax Returns are required to be filed) for review, approval and filing.

(b)Purchaser shall file, on or before the statutory due date of any income Tax Returns of the Corporation required by Applicable Law to be filed for the taxation year of the Corporation that includes the Closing Date (the "Closing Date Tax Year"), prepare such returns in accordance with Applicable Law and past practice of the Corporation, after providing Vendor with a reasonable opportunity (which, in any event, shall not be fewer than 15 Business Days before the date on which such Tax Returns are required to be filed) to review such returns.

(c)After Closing, Purchaser shall provide, and shall cause the Corporation to provide, to Vendor such information and assistance as is reasonably requested by Vendor for the purposes of preparing the Tax Returns referred to in Section 5.9(a).

(d)The Parties will inform each other of, and cooperate with each other in respect of, any audit inquiries with respect to any Tax Return involving the Corporation in respect of any Pre-Closing Tax Period or of any Tax Return required to be filed under the Tax Act for the Closing Date Tax Year.

(e)If Purchaser or the Corporation receives an assessment or reassessment (each, an "Assessment") from any Governmental Authority in respect of any Tax Return in respect of any Pre-Closing Tax Period or any Tax Return filed under the Tax Act for the Closing Date Tax Year, Purchaser shall deliver or cause to be delivered to Vendor a copy of the Assessment within 30 days of receiving the Assessment, provided that failure to do so shall not affect the indemnification provided hereunder except only to the extent that Vendor shall have been actually prejudiced as a result of such failure. The Parties will cooperate in responding to or contesting any Assessment.

Exhibit 10.1

5.10Public Announcements

Unless otherwise required by Applicable Law (including, without limitation, regulatory requirements of application in the United States and/or Canada and any stock exchange requirements), neither Party shall make any public announcements regarding this Agreement or the Transactions without the prior written consent of the other Party (which consent shall not be unreasonably delayed, conditioned or withheld).

5.11Further Assurances

Following the Closing, each of the Parties shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and of the other Transaction Documents and to give effect to the Transactions.

5.12Tax Act Clearance Certificate

(a)The Parties acknowledge that the Shares are “taxable Canadian property” as defined in the Tax Act and that Purchaser will notify the Minister of National Revenue pursuant to section 116 of the Tax Act that it intends to dispose of, or has disposed of, the Shares.   Accordingly, if a certificate issued by the Minister of National Revenue pursuant to section 116 of the Tax Act with a certificate limit at least equal to the Purchase Price in respect of the disposition of the Shares is not delivered to Purchaser on or before the Closing Date, Purchaser shall withhold 25% of the amount by which the Purchase Price exceeds the certificate limit in respect of any certificate issued under section 116 of the Tax Act in connection with the disposition of the Shares (the "Withheld Amount"), such Withheld Amount to be held by Purchaser's solicitors, in trust, until the earlier of the date on which the Withheld Amount (or relevant portion thereof) is delivered to Vendor or is remitted to the Receiver General for Canada in accordance with the following provisions of this Section 5.12.  For the avoidance of doubt, if no certificate issued under section 116 of the Tax Act is delivered to Purchaser on or before the Closing Date, the Withheld Amount shall be equal to 25% of the Purchase Price.

(b)If, prior to the end of the day that is 30 days following the month in which the Closing Date falls, Vendor delivers to Purchaser:

(i)a certificate issued by the Minister of National Revenue under subsection 116(2) or subsection 116(4) of the Tax Act with a certificate limit less than the Purchase Price payable to Vendor in respect of the Shares, Purchaser's solicitor shall pay to Vendor the Withheld Amount less the product of X and 0.25 where X is the amount, if any, by which the Purchase Price exceeds the certificate limit specified in such certificate; and the balance of the Withheld Amount will be paid to the Receiver General for Canada in the manner set out in section 5.12(c) hereof; or

(ii)a certificate issued by the Minister of National Revenue under subsection 116(2) or subsection 116(4) of the Tax Act in respect of the disposition by Vendor to Purchaser with a certificate limit not less than the Purchase Price, Purchaser's solicitor will pay the Withheld Amount to the Receiver General for Canada in the manner set out in section 5.12(c) hereof.

(c)If Purchaser's solicitor continues to hold a portion of the Withheld Amount on the later of:

Exhibit 10.1

(i)the end of the day that is 30 days following the month in which the Closing Date falls; and

(ii)if the Canada Revenue Agency has confirmed in writing to Purchaser in a "comfort letter" in customary form that it will not enforce the remittance of funds as required by subsection 116(5) of the Tax Act, the date when Purchaser is obliged to remit funds in accordance with the Canada Revenue Agency’s written instructions,

Purchaser's solicitor will remit to the Receiver General for Canada the amount required to be remitted pursuant to subsection 116(5) of the Tax Act.  Purchaser's solicitor will promptly pay to Vendor any remaining portion of the Withheld Amount following such remittance. Where any amount is remitted to the Receiver General for Canada pursuant to this Section 5.12, Purchaser's Solicitor will furnish Vendor with confirmation that such remittance has been made and any such remittance will be deemed to have been paid by Purchaser to Vendor on account of the Purchase Price.

(d)Purchaser confirms that it has no right to the Withheld Amount, which can only be released by Purchaser's solicitor to Vendor or remitted to the Receiver General for Canada in accordance with the foregoing provisions of this Section 5.12, and that in no circumstances can the Withheld Amount become Purchaser’s property.

ARTICLE 6
Conditions to Closing

6.1Conditions to Obligations of all Parties

The obligations of all Parties to consummate the Transactions shall be subject to the fulfillment, at or before the Closing, of each of the following conditions, which conditions may only be waived by mutual agreement in writing of all Parties:

(a)No Action shall have been commenced against Vendor or Purchaser which would restrict or prohibit any of the Transactions.

(b)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of such Transactions or causing any of the Transactions contemplated to be rescinded following the completion thereof.

(c)Vendor shall have received all Consents from the Governmental Authorities described or referred to in Disclosure Schedule 3.3 in each case in form and substance satisfactory to the Parties, acting reasonably, and no such Consent shall have been revoked.

6.2Conditions to Obligations of Purchaser

The obligation of Purchaser to consummate the Transactions shall be subject to the fulfillment or Purchaser’s waiver, at or before the Closing, of each of the following conditions:

(a)The representations and warranties of Vendor set forth in this Agreement (other than the Fundamental Representations), any other Transaction Document and any certificate or other writing delivered pursuant hereto or thereto shall be true, correct and complete in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Effective Date and

Exhibit 10.1

on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)The Fundamental Representations shall be true, correct and complete in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(c)Vendor shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it before or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, Vendor shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(d)All Consents that are described or referred to in Disclosure Schedule 3.3 shall have been received, and copies thereof shall have been delivered to Purchaser, at or before the Closing.

(e)From the Effective Date, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Purchaser.

(g)Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Vendor, that each of the conditions set forth in Section 6.2(a), Section 6.2(b), Section 6.2(c) and Section 6.2(e) have been satisfied.

(h)Purchaser shall have received a certificate of a duly authorized officer of Vendor certifying:

(i)that attached thereto are true and complete copies of the Governing Documents of Vendor;

(ii)that attached thereto are true and complete copies of all resolutions passed by the board of directors of Vendor authorizing the execution, delivery and performance of the Transaction Documents to which Vendor is a party and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions;

(iii)that attached thereto is a certificate of status (or its equivalent) dated as of a date not more than two (2) Business Days prior to the Closing Date in respect of Vendor from the appropriate Governmental Authority having jurisdiction in its jurisdiction of incorporation; and

(iv)the names and signatures of the individuals authorized on behalf of Vendor to sign the Transaction Documents to which Vendor is a party and the other documents to be delivered hereunder and thereunder.

Exhibit 10.1

(i)Purchaser shall have received all resignations of the directors and officers of the Corporation under Section 5.5.

(j)Vendor shall have delivered to Purchaser a certificate of status (or its equivalent) dated as of a date not more than two (2) Business Days prior to the Closing Date for the Corporation from an appropriate government official appointed under the Corporations Act (Newfoundland and Labrador).

(k)Vendor shall have delivered, or caused to be delivered, to Purchaser share certificates representing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by forms of share transfers or other instruments of transfer duly executed in blank.

(l)Vendor shall have delivered to Purchaser all minute books of the Corporation.

(m)Vendor shall have delivered to Purchaser such other documents or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the Transactions.

(n)Purchaser shall have obtained approval under the Lands Protection Act (Prince Edward Island) to acquire the Shares on conditions permitting the intended use of the Real Property located in Prince Edward Island by Purchaser.

(o)Purchaser shall have received:

(i)pay-out documentation satisfactory to Purchaser in respect of all Closing Indebtedness of the Corporation other than the Retained Indebtedness; and

(ii)statements from the creditors of the Retained Indebtedness indicating the amount of such Retained Indebtedness in existence as of the Closing Date.

(p)Vendor shall have delivered to Purchaser:

(i)the IP Assignment, duly executed by Vendor and the Corporation;

(ii)a trademark licence agreement in the form of Exhibit "C" hereto, duly executed by Vendor and the Corporation; and

(iii)evidence, in form and substance satisfactory to Purchaser, of the termination without compensation of any licensing arrangement(s) or other Contracts with respect to the Transferred IP existing between Vendor and the Corporation.

6.3Conditions to Obligations of Vendor

The obligations of Vendor to consummate the Transactions shall be subject to the fulfillment or Vendor’s waiver, at or before the Closing, of each of the following conditions:

(a)Other than the representations and warranties of Purchaser set out in Section 4.1 and Section 4.3, the representations and warranties of Purchaser set out in this Agreement, any other Transaction Document and any certificate or other writing delivered pursuant hereto or thereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the Effective Date and

Exhibit 10.1

on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Purchaser set out in Section 4.1 and Section 4.3 shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it before or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, Purchaser shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Vendor.

(d)Vendor shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) has been satisfied.

(e)Vendor shall have received a certificate of a duly authorized officer of Purchaser certifying:

(i)that attached thereto are true and complete copies of the Governing Documents of Purchaser;

(ii)that attached thereto are true and complete copies of all resolutions passed by the board of directors of Purchaser authorizing the execution, delivery and performance of the Transaction Documents to which Purchaser is a party and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions;

(iii)that attached thereto is a certificate of status (or its equivalent) dated as of a date not more than two (2) Business Days prior to the Closing Date in respect of Purchaser from an appropriate government official under the Business Corporations Act (New Brunswick); and

(iv)the names and signatures of the individuals authorized on behalf of Purchaser to sign the Transaction Documents to which Purchaser is a party and the other documents to be delivered hereunder and thereunder.

(f)Purchaser shall have paid to Vendor the payment provided for in Section 2.3 in the manner provided for therein.

(g)Purchaser shall have delivered to Vendor such other documents or instruments as Vendor reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Exhibit 10.1

ARTICLE 7
Indemnification

7.1Survival

Subject to the limitations and other provisions of this Agreement, the representations and warranties set out herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided that the Fundamental Representations shall survive for the full period of the applicable limitation period provided for under Applicable Law. All covenants and agreements of the Parties set out herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims for indemnification hereunder asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party before the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved or the expiry of the applicable limitation period under Applicable Law, whichever is sooner.

7.2Indemnification by Vendor

Subject to the other terms and conditions of this Article 7, after the Closing, Vendor shall indemnify and defend each of Purchaser and its Affiliates (including the Corporation) and their respective Representatives (collectively, the "Purchaser Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for and from, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Vendor set out in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Vendor under this Agreement or the other Transaction Documents (determined, including with respect to the amount of Losses arising therefrom, without regard to any qualification or references to "Material Adverse Effect", "material", "materially" or other materiality qualifications or references contained in any specific representation or warranty or the definition of any defined terms used therein) as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)any breach, non-fulfillment, or default of any covenant, agreement or obligation to be performed by Vendor under this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Vendor under this Agreement or any other Transaction Document;

(c)any Liability for Taxes in respect of any Pre-Closing Tax Period; and

(d)any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Vendor or any of its Affiliates (including the Corporation) conducted, existing or arising on or before the Closing Date, but only applies for twenty-four (24) months after the Closing Date.

Exhibit 10.1

7.3Indemnification by Purchaser

Subject to the other terms and conditions of this Article 7, after the Closing, Purchaser shall indemnify and defend each of Vendor and its Affiliates and their respective Representatives (collectively, the "Vendor Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Vendor Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Purchaser under this Agreement or the other Transaction Documents (determined, including with respect to the amount of Losses arising therefrom, without regard to any qualification or references to "Material Adverse Effect", "material", "materially" or other materiality qualifications or references contained in any specific representation or warranty or the definition of any defined terms used therein), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)any breach, non-fulfillment, or default of any covenant, agreement or obligation to be performed by Purchaser under this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Purchaser under this Agreement or any other Transaction Document.

7.4Certain Limitations

The indemnification provided for in Section 7.2 and Section 7.3 shall be subject to the following limitations:

(a)Vendor shall not be liable to the Purchaser Indemnitees for indemnification under Section 7.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.2(a) exceeds fifty thousand dollars ($50,000.00) (the "Basket"), in which event Vendor shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Vendor shall be liable under Section 7.2(a) shall not exceed the Purchase Price (the "Cap").

(b)Purchaser shall not be liable to the Vendor Indemnitees for indemnification under Section 7.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.3(a) exceeds the Basket, in which event Purchaser shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Purchaser shall be liable under Section 7.3(a) shall not exceed the Cap.

(c)Notwithstanding the foregoing, the limitations set forth in Section 7.4(a) and Section 7.4(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation.

7.5Indemnification Procedures

Whenever any claim shall arise for indemnification hereunder, the Party entitled to indemnification (the "Indemnified Party") shall promptly provide written notice of such claim to the other Party (the "Indemnifying Party"). In connection with any claim giving rise to indemnify hereunder

Exhibit 10.1

resulting from or arising out of any Action by a Person who is not a party to this Agreement (a "Third-Party Claim"), the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defence of any such Action with counsel reasonably satisfactory to the Indemnified Party; provided that, if the Indemnifying Party is Vendor, such Indemnifying Party shall not have the right to defend or direct the defence of any such Third-Party Claim that:

(a)is asserted directly by or on behalf of a Governmental Authority;

(b)is asserted directly by or on behalf of a Person that is a supplier or customer of the Indemnified Party or other material stakeholder of the Indemnified Party;

(c)settlement of, or an adverse judgment with respect to, the Third-Party Claim is likely (as would be reasonably determined by a third party with experience in the Business) to establish a precedential custom or practice materially adverse to the continuing business interests or reputation of any Indemnified Party;

(d)the Third-Party Claim is reasonably likely to result in criminal proceedings in respect of the Indemnified Party; or

(e)seeks an injunction or other equitable relief against the Indemnified Party.

If the Indemnifying Party assumes the defence of any such Action, the Indemnified Party shall be entitled to participate in the defence of any such Action with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defence of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and no action taken by the Indemnified Party in accordance with such defence and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to damages resulting therefrom. The Indemnifying Party shall not settle an Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably delayed, conditioned or withheld). If the Indemnified Party has assumed the defence under this Section 7.5, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably delayed, conditioned or withheld).

7.6Tax Treatment of Indemnification Payments

All indemnification payments made by Vendor under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

7.7Effect of Investigation

Purchaser's right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Vendor set out herein will not be affected by any investigation conducted by Purchaser, or any knowledge acquired by Purchaser at any time, with respect to the accuracy of, or compliance with, any such representation, warranty, covenant or agreement.

7.8Merger; Amalgamation; Consolidation

In the event that an Indemnifying Party:

Exhibit 10.1

(a)consolidates with or amalgamates, combines or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation, amalgamation, combination or merger; or

(b)sells, transfers, pledges or otherwise disposes of all or substantially all (measured as of its most recent available balance sheet) of its properties or assets (whether in one transaction or a series of related transactions) to one or more Persons, then, in each such case, proper provision will be made prior to the consummation of any such transaction so that each such Person will assume, by a written instrument entered into for the benefit of, and enforceable by, the applicable Indemnified Parties, the obligations of such Indemnifying Party set forth in this Article 7. No Indemnifying Party will enter into or participate in any transaction designed to evade, or with the purpose of evading, its indemnification obligations under this Article 7.  However, the requirements in this Section 7.8 shall not apply to the sale of the Farms Shares by Vendor which shall, for greater certainty be exempt from the assumption requirements of this Section 7.8.

7.9Right of Set-Off

Purchaser has the right to satisfy any amount from time to time owing to it by Vendor by way of setting off any amount from time to time owing by Vendor to Purchaser against any amounts owing by Purchaser to Vendor, including any amounts owing to Purchaser pursuant to Vendor’s indemnification obligations pursuant to this Agreement.

7.10Cumulative Remedies

The rights and remedies provided in this Article 7 are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise. Without limiting the generality of the foregoing sentence, nothing in this Agreement shall operate to relieve Vendor of any common law liability to Purchaser for Fraud in the event Vendor is finally determined by a court of competent jurisdiction to have committed Fraud against Purchaser.

ARTICLE 8
Termination

8.1Termination

This Agreement may be terminated at any time before the Closing:

(a)By the mutual written consent of Vendor and Purchaser.

(b)By Purchaser by written notice to Vendor if:

(i)Purchaser is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Vendor under this Agreement that would give rise to the failure of any of the conditions specified in Article 6, and such breach, inaccuracy or failure has not been cured by Vendor within 10 days of Vendor’s receipt of written notice of such breach from Purchaser; or

Exhibit 10.1

(ii)any of the conditions set forth in Section 6.1 or Section 6.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled on or before the Outside Date, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it before the Closing Date.

(c)By Vendor by written notice to Purchaser if:

(i)Vendor is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser under this Agreement that would give rise to the failure of any of the conditions specified in Article 6, and such breach, inaccuracy or failure has not been cured by Purchaser within 10 days of Purchaser’s receipt of written notice of such breach from Vendor; or

(ii)any of the conditions set forth in Section 6.1 or Section 6.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled on or before the Outside Date, unless such failure shall be due to the failure of Vendor to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it before the Closing Date.

(d)By Purchaser or Vendor if:

(i)there shall be any Applicable Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(ii)any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(iii)if this Share Purchase Agreement has not closed before the close of business on the Outside Date, unless the Closing Date has been mutually extended by the Parties, in writing.

8.2Effect of Termination

In the event of the termination of this Agreement in accordance with this Article 8, this Agreement shall forthwith have no further force or effect and there shall be no liability on the part of any Party except:

(a)the provisions of Section 5.6, Article 1, this Article 8 and Article 9 shall survive the termination of this Agreement indefinitely; and

(b)nothing herein shall relieve any Party from Liability for any breach of any provision hereof or any Fraud.

ARTICLE 9
Miscellaneous

9.1Expenses

All costs and expenses incurred in connection with this Agreement, the other Transaction Documents and the Transactions shall be paid by the Party incurring such costs and expenses.

Exhibit 10.1

9.2Notices

Any notice, waiver, determination or other communication required or permitted to be given under this Agreement (a "Notice") must be in writing and sent in one of the following ways to the applicable address set out below:

(a)delivered personally to the applicable Party at the address set out below (a personally delivered Notice will be deemed to be received by the addressee when actually delivered);

(b)by facsimile or electronic transmission to the address for the applicable Party set out below (any Notice so given will be deemed to have been received on the day of transmission if it is a Business Day and the Notice was transmitted prior to 5:00 p.m. (local time in place of receipt) on such day. Otherwise, such Notice will be deemed to have been given and received on the following Business Day);

(c)delivered by a prepaid courier service at the address set out below (such a Notice will be deemed to be received by the addressee when actually delivered); or

(d)sent by registered mail, postage prepaid, to the applicable Party (Notices so sent will be deemed to have been received by the addressee on the third business day following the date of mailing), except that in the event of an actual or threatened postal strike or other labour disruption that may affect the mail service of the Parties. Notices will not be mailed.

Notices must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this section):

If to Vendor:	AquaBounty Technologies, Inc. 233 Ayer Road, Unit 4 Harvard, MA 01451 USA
	Email:	aolsen@aquabounty.com
	Attention:	Angela Olsen, General Counsel
with a copy to (which shall not constitute Notice):	McInnes Cooper 141 Kent St., Suite 300 McInnes Cooper Building Charlottetown, PE C1A 1N3 Canada
	Email:	gary.scales@mcinnescooper.com
	Attention:	Gary Scales, KC
If to Purchaser:	Kelly Cove Salmon Ltd. 40 Wellington Row Saint John, NB, E2L 3H3
	Email:	Corey.MacKinnon@cookeaqua.com

Exhibit 10.1

	Attention:	C. Corey MacKinnon Chief Legal Officer
with a copy to (which shall not constitute Notice):	Stewart McKelvey 44 Chipman Hill, Suite 1000 Brunswick House Saint John, NB E2L 2A9 Canada
	Email:	jreed@stewartmckelvey.com
	Attention:	Joel B. Reed

9.3Successors and Assigns

This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably delayed, conditioned or withheld. No assignment shall relieve the assigning Party of any of its obligations hereunder.

9.4No Third-Party Beneficiaries

Except as provided in Article 7, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.5Amendment and Modification; Waiver

This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.6Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of Prince Edward Island and the federal laws of Canada applicable therein.

9.7Forum Selection

Any action or proceeding arising out of or based upon this Agreement or the Transactions contemplated hereby may be brought in the courts of Prince Edward Island, and each Party irrevocably submits and agrees to attorn to the exclusive jurisdiction of such courts in any such action or proceeding.

Exhibit 10.1

9.8Specific Performance

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

9.9Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows]

Exhibit 10.1

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

AQUABOUNTY TECHNOLOGIES, INC.
By:	/s/ Angela Olsen
Name: Angela Olsen
Title: General Counsel
KELLY COVE SALMON LTD.
By:	/s/ Glenn Cooke
Name: Glenn Cooke
Title: President

Exhibit 10.1

EXHIBIT "A"
FORM OF IP ASSIGNMENT

[To be attached.]

Exhibit 10.1

EXHIBIT "B"
Cooke Facility Use Liabilities

EXHIBIT "C"
FORM OF TRADEMARK LICENCE

[To be attached.]